UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30. 2015 (November 25. 2015)

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Lakeview Avenue, Suite 200 West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 25, 2015, Chatham Lodging Trust (the "Company"), as parent guarantor, and Chatham Lodging, L.P., as borrower (the "Borrower"), entered into a new unsecured revolving credit agreement with the lenders party thereto, Barclays Bank PLC, Citigroup Global Markets Inc., Regions Capital Markets and U.S. Bank National Association as joint lead arrangers, Barclays Bank PLC as administrative agent, Regions Bank as syndication agent and Citibank, N.A. and U.S. Bank National Association as co-documentation agents (the “New Credit Agreement”). In connection with the entry into the New Credit Agreement, the Company and the Borrower terminated the Amended and Restated Credit Agreement, dated as of November 5, 2012, as amended, among the Company, the Borrower, the lenders party thereto, Barclays Capital Inc. and Regions Capital Markets as joint lead arrangers, Barclays Bank PLC as administrative agent, Regions Bank as syndication agent, Credit Agricole Corporate and Investment Bank, UBS Securities and US Bank National Association as co-documentation agents (the " Existing Credit Agreement"), which was composed of a secured revolving credit facility that provided borrowing capacity of up to $175 million. Proceeds under the New Credit Agreement were used to repay outstanding borrowings under the Existing Credit Agreement.

The New Credit Agreement provides an unsecured revolving credit facility with aggregate unsecured borrowing capacity of up to $250 million. The New Credit Agreement has an initial maturity date of November 25, 2019, which may be extended for an additional year upon the payment of applicable fees and satisfaction of certain customary conditions. Indebtedness under the New Credit Agreement bears interest at a floating rate based upon LIBOR plus an applicable margin ranging from 1.55% to 2.30%, depending on the Company’s total leverage ratio. In addition to the interest payable on amounts outstanding under the New Credit Agreement, the Borrower is required to pay an amount equal to 30 basis points of the unused portion of the New Credit Agreement if the average usage of the New Credit Agreement is greater than or equal to 50% and 20 basis points if the average usage of the New Credit Agreement is less than 50%.

The New Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including a maximum leverage ratio of 60%, a minimum fixed charge coverage ratio of 1.5x and minimum net worth financial covenants, limitations on (i) liens, (ii) incurrence of debt, (iii) investments, (iv) distributions, and (v) mergers and asset dispositions, covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the credit facility and default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. Such limitations on distributions also includes a limitation on the extent of allowable distributions from the operating partnership to the Company not to exceed the greater of 95% of adjusted funds from operations and the minimum amount of distributions required for the Company to maintain its REIT status.

Barclays Bank PLC, Citigroup Global Markets, Inc., Regions Capital Markets, U.S. Bank National Association and the other agents and lenders party to the New Credit Agreement, as well as certain of their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking, underwriting and other financial advisory services for the Company, for which they have received and may in the future receive customary fees and expenses. Certain of such parties were arrangers or agents under the Existing Credit Agreement as discussed above.

The foregoing description of the New Credit Agreement is not complete and is qualified in its entirety by reference to the entire New Credit Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.
In connection with the entry into the New Credit Agreement, on November 25, 2015, the Company terminated the Existing Credit Agreement. The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.
On November 30, 2015, the Company issued a press release announcing its entry into the New Credit Agreement. A copy of such press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 25, 2015, among Chatham Lodging Trust, Chatham Lodging, L.P., the lenders party thereto and Barclays Bank PLC, as administrative agent
99.1	Press release dated November 30, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

November 30, 2015	By:	/s/ Jeremy B. Wegner

Name: Jeremy B. Wegner
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 25, 2015, among Chatham Lodging Trust, Chatham Lodging, L.P., the lenders party thereto and Barclays Bank PLC, as administrative agent
99.1	Press release dated November 30, 2015